shareholder voting results (Unaudited)



On December 20, 2013, a Special Meeting of
Shareholders of the City National Rochdale Full
Maturity Fixed Income Fund was held to consider and act upon a proposal to reorganize the City National
Rochdale Full Maturity Fixed Income Fund into the
City National Rochdale Intermediate Fixed Income
Fund and dissolve the City National Rochdale Full
Maturity Fixed Income Fund. Shares were voted as follows:

Number of Shares Voted
% of Shares Voted
% of Total Outstanding Shares
For 	3,541,895.943
	100.000%
	81.488%
Against	0.000
	0.000%
	0.000%
Abstain 0.000
	0.000%
	0.000%



On March 20, 2014, a Special Meeting of Shareholders of the City National Diversifi ed Equity Fund was held to consider and act upon a proposal to reorganize the City National Diversifi ed Equity
Fund into the City National Rochdale U.S. Core
Equity Fund and dissolve the City National
Diversified Equity Fund. Shares were voted as follows:

Number of Shares Voted
% of Shares Voted
% of Total Outstanding Shares
For 	2,529,004.847
	99.970%
	83.217%
Against 764.000
	0.030%
	0.025%
Abstain 0.000
	0.000%
	0.000%